Exhibit 99.1

Bilander Acquisition Corp. Announces Pricing of $150,000,000 Initial Public Offering

SAN FRANCISCO July 15, 2021 -- Bilander Acquisition Corp. (the “Company” or “Bilander”), a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses and sponsored by an affiliate of True Wind Capital (“True Wind”), today announced the pricing of its initial public offering of 15,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market and trade under the ticker symbol “TWCBU” beginning Friday, July 16, 2021. The initial public offering is expected to close on Tuesday, July 20, 2021, subject to customary closing conditions.

Each unit consists of one share of the Company’s Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Capital Market under the symbols “TWCB” and “TWCBW,” respectively.

In connection with the initial public offering, the Company has entered into forward purchase agreements with certain institutional accredited investors that will provide for the aggregate purchase of at least $50,000,000 of additional Class A common stock at $10.00 per share. Any such purchases will take place in a private placement that will close concurrently with the closing of the Company’s initial business combination.

Bilander is led by Scott W. Wagner, Head of Strategic Capital for True Wind, who is responsible for leading True Wind’s SPAC franchise and overseeing its operations, and James H. Greene, Jr., a founding partner of True Wind, who will serve as Chief Executive Officer and Chairman, respectively.

Mr. Wagner brings nearly 30 years of deep operating experience within the software, internet, consumer media, and data and analytics sectors.

Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., and Evercore Group L.L.C. are acting as book-running managers. The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

The initial public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone: +1 (866) 718-1649 or email: prospectus@morganstanley.com, Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com, Evercore Group L.L.C., Attn: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, telephone: (888) 474-0200 or email: ecm.prospectus@evercore.com.

A registration statement relating to the securities sold in the initial public offering has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on Thursday, July 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act and applicable state securities laws.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the funding of the forward purchase agreements will occur or that the net proceeds of the offering or forward purchase agreements will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About the Company

The Company is a newly organized blank check company sponsored by True Wind, a San Francisco-based, technology-focused private equity firm managing approximately $1.4 billion. Mr. Greene is a founding partner of True Wind.

Contacts:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170